Exhibit 99.1

        Possis Medical, Inc. Wins Motion to Dismiss Shareholder Lawsuit

                  Consolidated Lawsuit Dismissed with Prejudice

     MINNEAPOLIS--(BUSINESS WIRE)--Feb. 5, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today announced that the United States District Court for Minnesota has dismissed, with prejudice, the consolidated amended complaint in a shareholder class action lawsuit filed against Possis Medical and two of its executive officers, entitled "In re Possis Medical, Inc., Securities Litigation."

     The dismissed shareholder suit, filed in June 2005, arose from allegations concerning public statements made prior to the August 2004 public disclosure of Possis Medical's AiMI clinical study results. The case consolidated multiple purported class actions and, although no class had yet been certified, the court had appointed lead plaintiffs in August 2005. Possis Medical filed its Motion to Dismiss shortly thereafter and oral arguments were heard in March 2006.

     "We are very pleased that the trial court has granted our motion to dismiss. Although we have always been firm in our conviction that this suit was without merit, it confirms our confidence in the judicial process to have the court take this action," commented Robert G. Dutcher, chairman, president and chief executive officer of Possis Medical Inc.

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet(R) System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins and A-V grafts and native fistulas.


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher, 763-450-8011
              Vice President, Finance and Chief Financial Officer
              Jules.Fisher@possis.com